Exhibit 4.2

OSCIENT PHARMACEUTICALS CORPORATION

2007 EMPLOYMENT INDUCEMENT AWARD PLAN

1.	NAME AND PURPOSE.

This plan shall be called the Oscient Pharmaceuticals Corporation 2007 Employment Inducement Award Plan (the “Plan”). The Plan has been established to advance the interests of Oscient Pharmaceuticals Corporation (the “Company”) by providing a form of stock-based compensation which will permit the Company to induce highly qualified individuals to accept employment with the Company or with any of its subsidiaries and will permit the Company to retain qualified employees of companies acquired by the Company or its subsidiaries.

2.	EFFECTIVE DATE AND TERM OF THE PLAN.

The Plan shall become effective as of August 15, 2007 (the “Effective Date”). Equity Awards may not be granted under the Plan after the tenth (l0th) anniversary of the Effective Date (the “Term”); provided, however, that all equity awards outstanding as of that date shall remain or become exercisable pursuant to their terms and the terms of the Plan.

3.	ADMINISTRATION.

The Plan shall be administered by the Board of Directors of the Company (the “Board”) or by Compensation Committee of the Board (the “Committee”) composed solely of two or more “Non-Employee Directors” (as such term is defined under Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)). References herein to the Committee shall be deemed to refer to the Board in the event that the administration of the Plan has not been delegated to the Committee. The Committee may, from time to time, establish such regulations, provisions and procedures, within the terms of the Plan, as in the opinion of its members may be advisable in the administration of the Plan. A majority of the members of the Committee shall constitute a quorum, and the acts of a majority of a quorum at any meeting, or acts reduced to or approved in writing by a majority of the members of the Committee, shall be the valid acts of the Committee. The interpretation and construction by the Committee of any provisions of the Plan or of any option granted pursuant to the Plan shall be final and binding upon the Company and any optionee. No member of the Board of Directors of the Company or the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any option granted pursuant thereto.

4.	STOCK AVAILABLE FOR AWARDS.

Subject to the adjustments as provided in Section 9(b), the aggregate number of shares of common stock, par value $.10 per share, of the Company (the “Stock”) reserved for issue under the Plan shall be 500,000 shares of Stock. The shares of Stock that may be delivered in satisfaction of awards (each, an “Award”) under the Plan may be authorized, but unissued, or reacquired shares of Stock. Determinations as to the number of shares of Stock that remain available for issuance under the Plan shall be made in accordance with such rules and procedures as the Committee shall determine from time to time. If any outstanding option or other Award under the Plan expires or is terminated for any reason before the end of the term of the Plan, the shares of Stock allocable to the unexercised portion of such Award shall become available for the grant of other Awards under the Plan. No shares of Stock delivered to the Company in full or partial payment upon exercise of an Award requiring exercise or in full or partial payment of any withholding tax liability shall become available for the grant of other Awards under the Plan.

5.	PARTICIPATION.

Subject to the limitations contained in this Section 5, participants in the Plan (“Participants”) shall include any prospective or newly-hired employee or Rehire Employee (as defined in paragraph 6 below) of the Company or any of its subsidiaries, in either case to the extent that an Award under this Plan is a material inducement to such person’s acceptance of employment with the Company or a subsidiary of the Company. Participants will be eligible to be granted Awards in accordance and consistent with the terms and conditions of the Plan. Except as provided herein, terms and conditions of any Award granted to a Participant at any given time need not be the same for any other grant of an Award.

6.	AWARDS.

(a) General. Awards under this Plan may consist of any or a combination of stock options, restricted stock awards, unrestricted stock awards, deferred stock awards, or awards of securities (other than stock options) convertible into or exchangeable for Shares on such terms as the Committee determines. Awards may be granted under this Plan only as a material employment inducement to persons being hired by the Company or any subsidiary of the Company for the first time, and to persons rehired by the Company or any subsidiary of the Company following a bone fide period of interruption of employment (a “Rehire Employee”). Subject to the foregoing, the Committee shall be authorized to determine from time to time the Participants to be granted Awards, the number of Shares subject to such Awards, and the terms and conditions of the Awards to be granted. All Awards granted under this Section must be approved by either the Board or the Committee prior to such grant.

(b) Notice of Awards. To the extent required by applicable regulations of the Securities & Exchange Commission and of the NASDAQ Stock Market (“NASDAQ”), the Company shall: (i) provide NASDAQ with written notice of each Award under this Plan; and (ii) promptly disclose all employment inducement Awards under this Plan in a press release that satisfies the requirements of Rule 4350(i)(1)(A). Failure to comply with the provisions of this Section 6(b) shall not invalidate any Award grant or in any way impair or invalidate the exercise thereof.

7.	OPTIONS GRANTED UNDER THE PLAN NON-QUALIFIED

All stock options granted under the Plan shall be non-statutory options not intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”). Each stock option granted under the Plan shall provide that such option will not be treated as an “incentive stock option,” as that term is defined in Section 422(b) of the Code. All stock options granted under this Plan shall be evidenced by agreements in such form as the Committee shall from time to time approve, which agreements shall comply with and be subject to the terms of this Plan.

8.	RULES APPLICABLE TO AWARDS

a. ALL AWARDS

(1) Terms of Awards. The Committee shall determine the terms of all Awards subject to the limitations provided herein.

(2) Transferability Of Awards. Except as the Committee otherwise expressly provides, Awards may not be transferred other than by will or by the laws of descent and distribution, and during a Participant’s lifetime an Award requiring exercise may be exercised only by the Participant (or in the event of the Participant’s incapacity, the person or persons legally appointed to act on the Participant’s behalf).

(3) Vesting, Etc. The Committee may determine the time or times at which an Award will vest (i.e., become free of forfeiture restrictions) or become exercisable and the terms on which an Award requiring exercise will remain exercisable. Unless the Committee expressly provides otherwise, immediately upon the cessation of the Participant’s employment or other service relationship with the Company and its affiliates, an Award requiring exercise will cease to be exercisable, and all Awards to the extent not already fully vested will be forfeited, except that:

(A) all options and stock appreciation rights held by the Participant immediately prior to the cessation of the Participant’s employment or other service relationship for reasons other than death and except as provided in (B) below, to the extent then exercisable, will remain exercisable for the lesser of (i) a period of three months or (ii) the period ending on the latest date on which such option or stock appreciation right could have been exercised without regard to this Section 8.a.(3), and shall thereupon terminate;

(B) all options or stock appreciation rights held by a Participant immediately prior to his or her death, to the extent then exercisable, will remain exercisable by such Participant’s executor or administrator or the person or persons to whom the option or stock appreciation right is transferred by will or the applicable laws of descent and distribution, for the lesser of (i) a one year ending with the first anniversary of the Participant’s death period (or such longer or shorter period as is determined by the Committee) or (ii) the period ending on the latest date on which such option or stock appreciation right could have been exercised without regard to this Section 8.a.(3) and shall thereupon terminate; and

(C) all options and stock appreciation rights held by the Participant whose cessation of employment or other service relationship is determined by the Committee in its sole discretion to result for reasons which cast such discredit on the Participant as to justify immediate termination of the Award shall immediately terminate upon such cessation.

Unless the Committee expressly provides otherwise, a Participant’s “employment or other service relationship with the Company and its affiliates” will be deemed to have ceased, in the case of an employee Participant, upon termination of the Participant’s employment with the Company and its affiliates (whether or not the Participant continues in the service of the Company or its affiliates in some capacity other than that of an employee of the Company or its affiliates), and in the case of any other Participant, when the service relationship in respect of which the Award was granted terminates (whether or not the Participant continues in the service of the Company or its affiliates in some other capacity).

(4) Taxes. The Committee will make such provision for the withholding of taxes as it deems necessary. The Committee may, but need not, hold back shares of Stock from an Award or permit a Participant to tender previously owned shares of Stock in satisfaction of tax withholding requirements.

(5) Dividend Equivalents, Etc. The Committee may provide for the payment of amounts in lieu of cash dividends or other cash distributions with respect to Stock subject to an Award. Any entitlement to dividend equivalents or similar entitlements shall be established and administered consistent either with exemption from, or compliance with, the requirements of Section 409A of the Code to the extent applicable.

(6) Rights Limited. Nothing in the Plan shall be construed as giving any person the right to continued employment or service with the Company or its affiliates, or any rights as a shareholder except as to shares of Stock actually issued under the Plan. The loss of existing or potential profit in Awards will not constitute an element of damages in the event of termination of employment or service for any reason, even if the termination is in violation of an obligation of the Company or affiliate to the Participant.

b. AWARDS REQUIRING EXERCISE

(1) Time And Manner Of Exercise. Unless the Committee expressly provides otherwise, (a) an Award requiring exercise by the holder will not be deemed to have been exercised until the Committee receives a written notice of exercise (in form acceptable to the Committee) signed by the appropriate person and accompanied by any payment required under the Award; and (b) if the Award is exercised by any person other than the Participant, the Committee may require satisfactory evidence that the person exercising the Award has the right to do so.

(2) Exercise Price. The Committee shall determine the exercise price of each option and the base amount of each stock appreciation right, provided that such exercise price or base amount, as the case may be, may not be less than the fair market value of the Stock subject to the option or stock appreciation right, as the case may be, determined as of the date of grant. Fair market value shall be determined by the Committee consistent with the requirements of Section 409A of the Code.

(3) Payment Of Exercise Price, If Any. Where the exercise of an Award is to be accompanied by payment, the Committee may determine the required or permitted forms of payment, subject to the following: (a) all payments will be by cash or check acceptable to the Committee, or (b) if so permitted by the Committee or, (i) through the delivery of shares of Stock which have been outstanding for at least six months (unless the Committee approves a shorter period) and which have a fair market value equal to the exercise price, (ii) by delivery of a promissory note of the person exercising the Award to the Company, payable on such terms as are specified by the Committee, to the extent permitted under applicable law, (iii) by delivery of an unconditional and irrevocable undertaking by a broker to deliver promptly to the Company sufficient funds to pay the exercise price, or (iv) by any combination of the foregoing permissible forms of payment; and (c) where shares of Stock issued under an Award are part of an original issue of shares, the Award shall require an exercise price equal to at least the par value of such shares.

(4) Section 409A Exemption. Except as the Committee otherwise determines, no Award requiring exercise shall have deferral features, or shall be administered in a manner, that would cause such Award to fail to qualify for exemption from Section 409A of the Code.

c. AWARDS NOT REQUIRING EXERCISE

Awards of restricted stock and unrestricted stock may be made in return for either (i) services determined by the Committee to have a value not less than the par value of the Awarded shares of Stock, or (ii) cash or other property having a value not less than the par value of the Awarded shares of Stock plus such additional amounts (if any) as the Committee may determine payable in such combination and type of cash, other property (of any kind) or services as the Committee may determine. Any Award resulting in a deferral of compensation subject to Section 409A of the Code shall be construed to the maximum extent possible, as determined by the Committee, consistent with the requirements of Section 409A of the Code.

9.	EFFECT OF CERTAIN TRANSACTIONS

a. MERGERS, ETC.

In the event of a consolidation or merger in which the Company is not the surviving corporation or which results in the acquisition of substantially all the Company’s outstanding Stock by a single person or entity or by a group of persons and/or entities acting in concert, or in the event of the sale or transfer of substantially all the Company’s assets, all outstanding Awards shall thereupon terminate, provided that all outstanding Awards shall become exercisable immediately prior to consummation of such merger, consolidation or sale of assets unless, if there is a surviving or acquiring corporation, the Board has arranged, subject to consummation of the merger, consolidation or sale of assets, for the assumption of the Awards or the grant to participants of replacement awards by the surviving or acquiring corporation or an affiliate of that corporation.

The Board may grant Awards under the Plan in substitution for awards held by directors, employees, consultants or advisers of another corporation who concurrently become directors, employees, consultants or advisers of the Company or a subsidiary of the Company as the result of a merger or consolidation of that corporation with the Company or a subsidiary of the Company, or as the result of the acquisition by the Company or a subsidiary of the Company of property or stock of that corporation. The Company may direct that substitute awards be granted on such terms and conditions as the Board considers appropriate in the circumstances.

b. CHANGES IN AND DISTRIBUTIONS WITH RESPECT TO THE STOCK

(1) Basic Adjustment Provisions. In the event of a stock dividend, stock split or combination of shares, recapitalization or other change in the Company’s capital structure, the Committee will make appropriate adjustments to the maximum number of shares that may be delivered under the Plan, and will also make appropriate adjustments to the number and kind of shares of stock or securities subject to Awards then outstanding or subsequently granted, any exercise prices relating to Awards and any other provision of Awards affected by such change.

(2) Certain Other Adjustments. The Committee may also make adjustments of the type described in paragraph (1) above to take into account distributions to common stockholders other than those provided for in Section 9.a. and 9.b.(1), or any other event, if the Committee determines that adjustments are appropriate to avoid distortion in the operation of the Plan and to preserve the value of Awards made hereunder; provided, that no such adjustment shall be made without due regard for the requirements of Section 409A of the Code, where applicable.

(3) Continuing Application of Plan Terms. References in the Plan to shares of Stock shall be construed to include any stock or securities resulting from an adjustment pursuant to Section 9.b.(1) or 9.b.(2) above.

10.	LEGAL CONDITIONS ON DELIVERY OF STOCK

The Company will not be obligated to deliver any shares of Stock pursuant to the Plan or to remove any restriction from shares of Stock previously delivered under the Plan until the Company’s counsel has approved all legal matters in connection with the issuance and delivery of such shares; if the outstanding Stock is at the time of delivery listed on any stock exchange or national market system, the shares to be delivered have been listed or authorized to be listed on such exchange or system upon official notice of issuance; and all conditions of the Award have been satisfied or waived. If the sale of Stock has not been registered under the Securities Act of 1933, as amended, the Company may require, as a condition to exercise of the Award, such representations or agreements as counsel for the Company may consider appropriate to avoid violation of such Act. The Company may require that certificates evidencing Stock issued under the Plan bear an appropriate legend reflecting any restriction on transfer applicable to such Stock.

11.	AMENDMENT AND TERMINATION

The Committee may at any time or times amend the Plan or any outstanding Award for any purpose which may at the time be permitted by law, or may at any time terminate the Plan as to any further grants of Awards; provided, that an outstanding Award cannot be amended in a manner that would be adverse to the Participant without the Participant’s consent.

12.	NON-LIMITATION OF THE COMPANY’S RIGHTS

The existence of the Plan or the grant of any Award shall not in any way affect the Company’s right to award a person bonuses or other compensation in addition to Awards under the Plan.

13.	GOVERNING LAW

The Plan shall be construed in accordance with the laws of The Commonwealth of Massachusetts.

14.	MISCELLANEOUS

(a) Waiver of Jury Trial. By accepting an Award under the Plan, each Participant waives any right to a trial by jury in any action, proceeding or counterclaim concerning any rights under the Plan and any Award, or under any amendment, waiver, consent, instrument, document or other agreement delivered or which in the future may be delivered in connection therewith, and agrees that any such action, proceedings or counterclaim shall be tried before a court and not before a jury. By accepting an Award under the Plan, each Participant certifies that no officer, representative, or attorney of the Company has represented, expressly or otherwise, that the Company would not, in the event of any action, proceeding or counterclaim, seek to enforce the foregoing waivers.

(b) Limitation of Liability. Notwithstanding anything to the contrary in the Plan, neither the Company nor the Committee, nor any person acting on behalf of the Company or the Committee, shall be liable to any Participant or to the estate or beneficiary of any Participant by reason of any acceleration of income, or any additional tax, asserted by reason of the failure of an Award to satisfy the requirements of Section 409A or by reason of Section 4999 of the Code; provided, that nothing in this Section 14(b) shall limit the ability of the Committee or the Company to provide by express agreement with a Participant for a gross-up payment or other payment in connection with any such tax or additional tax.